Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY NAMES JOSEPH CUTILLO CHIEF EXECUTIVE OFFICER AND MEMBER OF THE BOARD OF DIRECTORS

THE WOODLANDS, TX — May 2, 2017 — Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced that its Board of Directors has elected Joseph A. Cutillo to the position of Chief Executive Officer and to the Board of Directors effective April 28th, 2017, immediately following the Company’s Annual Shareholder Meeting. Mr. Cutillo was elected President in February 2017, and had previously served as Sterling’s Executive Vice President and Chief Business Development Officer.

Paul J. Varello, who has served as Sterling’s CEO since February 2015, will relinquish that position, but will remain a director. Mr. Varello was originally elected to the Board as an independent director in January 2014 and elected Chairman of the Board in December 2014, serving in that position until March 2015. As a director, Mr. Varello will focus on helping to ensure a smooth transition of leadership and will continue to provide his extensive construction expertise to the Board.

“I would like to sincerely thank Paul for his extraordinary commitment to Sterling as well as for the many personal sacrifices he made to take on the CEO role. Paul agreed to step into the role as CEO when we needed him the most and did an outstanding job of leading the company’s turnaround”, said Milton Scott, Chairman of Sterling’s Board of Directors. “Joe is an extremely capable and experienced executive who has superbly led our performance improvement and strategic planning initiatives. The Board is confident that Joe will continue to drive operating performance and create even greater shareholder value in the future.”

“When I stepped into the CEO role in February of 2015, Sterling was undergoing significant operational and cash flow challenges,” said Mr. Varello. “Together with Joe Cutillo, Ron Ballschmiede, our Chief Financial Officer, and Con Wadsworth, our Chief Operating Officer, we have made significant improvements in operating performance, increased margins and backlog and completed a major acquisition. These efforts have positioned our company for continued earnings growth and success. As I transition back to the Board of Directors, I am delighted that Joe Cutillo has agreed to assume the duties of Sterling’s Chief Executive Officer.”

“Since joining Sterling in October 2015, and then assuming the role of President this past February, I’ve spent a great deal of time analyzing our operational strengths and weaknesses, bidding processes, and talking to our employees,” said Cutillo. “While we still have much to accomplish to meet our goals, I firmly believe that Sterling is a business with tremendous potential to generate value for our shareholders as we continue to execute on our strategic growth initiatives. It is an honor for me to lead and serve Sterling’s 1,900 employees, and I consider it a privilege to have worked side-by-side with Paul, our Board of Directors, and a very talented leadership team. I’d like to thank the Board for their vote of confidence, and I look forward to reporting on our progress in the coming months."

About Joseph Cutillo

Mr. Cutillo has nearly 30 years of executive management experience and a deep understanding of emerging opportunities in heavy civil construction, industrial, and adjacent markets. Prior to joining Sterling in October of 2015, he was President and Chief Executive Officer of Inland Pipe Rehabilitation LLC (IPR) from 2008 to 2015, over which time he grew the business from a start-up acquisition to the second largest trenchless rehabilitation pipe business in the U.S. From 2005 to 2008, Mr. Cutillo served as Division President at CONTECH Engineered Solutions. Prior to CONTECH, Mr. Cutillo held a series of increasingly responsible management roles at Ingersoll-Rand (NYSE: IR) and General Electric Corporation (NYSE: GE). He earned a Bachelor of Science degree in Mechanical Engineering from Northeastern University.

Sterling is a leading heavy civil construction company that specializes in building and reconstruction of transportation infrastructure, water infrastructure, and residential and commercial concrete projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii, and other states where there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, airfields, ports and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems. Its residential and commercial concrete projects include concrete foundations for single-family and multi-family homes, commercial projects and parking structures.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group, Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620